Filed Pursuant to Rule 433

Filer number: 333-286293

December 9, 2025

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1998444360229335234

Tweet 1:

The first index crypto ETP offering exposure to over 90% of the crypto market’s capitalization¹.

Grayscale Coindesk Crypto 5 ETF (ticker: $GDLC) tracks the top 5 largest, most liquid cryptocurrencies² - $BTC, $ETH, $SOL, $XRP, and $ADA in one fund with a low fee³.

Search for $GDLC in your brokerage account.

Only from Grayscale, the world’s largest digital asset-focused investment platform.

See important disclosures and learn more about $GDLC: https://etfs.grayscale.com/gdlc

GDLC Grayscale Coindesk crypto 5 ETF

Tweet 2:

1 Source: Coindesk as of 08/29/2025, based on the crypto market’s total investable universe. 2 top 5 crypto large caps is defined by circulating supply market capitalization. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets. Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as '40 Act-registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies. Crypto, as an asset class, is highly volatile, can become illiquid at any time, and is for investors with a high risk tolerance. Crypto may also be more susceptible to market manipulation than securities. It is not extensively regulated, but future regulation is possible. If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected. Foreside fund services, LLC is the marketing agent and Grayscale investment sponsors, llc is the sponsor of GDLC.

Tweet 3:

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LinkedIn Post:

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Text:

The first index crypto ETP offering exposure to over 90% of the crypto market’s capitalization¹.

Grayscale Coindesk Crypto 5 ETF (ticker: GDLC) tracks the top 5 largest, most liquid cryptocurrencies² - BTC, ETH, SOL, XRP, and ADA in one fund with a low fee³.

Search for GDLC in your brokerage account.

Only from Grayscale, the world’s largest digital asset-focused investment platform.

See important disclosures and learn more about GDLC: https://etfs.grayscale.com/gdlc

-

¹ Source: CoinDesk as of 08/29/2025, based on the crypto market’s total investable universe.

² Top 5 crypto large caps is defined by circulating supply market capitalization. Exclusions include stablecoins, memecoins, gas tokens, privacy tokens, wrapped tokens, staked assets, or pegged assets.

³ Gross fee is 0.59%. Brokerage fees may still apply

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies.

Crypto, as an asset class, is highly volatile, can become illiquid at any time, and is for investors with a high risk tolerance. Crypto may also be more susceptible to market manipulation than securities. It is not extensively regulated, but future regulation is possible.

If an active trading market for the Shares does not develop or continue to exist, the market prices and liquidity of the Shares may be adversely affected.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.